UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KLDISCOVERY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of 2021 Annual Meeting

of Stockholders and

Proxy Statement

ANNUAL MEETING

Wednesday, June 15, 2021

10:30 A.M. Eastern Daylight Time  (“EDT”)

Online Meeting Only – No Physical Meeting Location

April 29, 2021

Dear Fellow Stockholders:

On behalf of our Board of Directors, I cordially invite you to participate in the 2021 Annual Meeting of Stockholders of KLDiscovery Inc. (the "Annual Meeting").

Due to the continuing public health impact of the coronavirus (COVID-19) outbreak and to mitigate risks to the health and safety of our communities, stockholders and employees, we will hold our Annual Meeting on Tuesday, June 15, 2021 at 10:30 A.M. EDT in a virtual only format, which will be conducted via live audio webcast. Stockholders will have an equal opportunity to participate at the Annual Meeting online regardless of their geographic location. You will be able to participate in the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KLDI2021 and using the 16-digit control number which appears on your Notice of Internet Availability of Proxy Materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompany your proxy materials. You will not be able to participate in the Annual Meeting in person. Additional information regarding how to participate in the Annual Meeting, vote your shares and submit questions can be found in this Proxy Statement.

The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be considered by the stockholders at the Annual Meeting and the procedures for participating, submitting questions and voting at the virtual meeting.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU ARE ABLE TO PARTICIPATE IN THE ANNUAL MEETING.

We urge you to vote promptly, even if you plan to participate in the Annual Meeting. Please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares, or if you receive a paper copy of the proxy materials, please complete, sign, date and return the accompanying proxy card. Voting electronically, by telephone or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to participate in the Annual Meeting or change your vote. Thank you for your continued support of KLDiscovery and we look forward to your participation in the Annual Meeting.

Sincerely,
Donna Morea
Chair of the Board of Directors

KLDISCOVERY INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE

HELD ON JUNE 15, 2021

The annual meeting of stockholders of KLDiscovery Inc., a Delaware corporation (the "Company"), will be held virtually on Tuesday, June 15, 2021, at 10:30 A.M., EDT (the "Annual Meeting"). Stockholders can participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/KLDI2021 by using the 16-digit control number which appears on your Notice of Internet Availability of Proxy Materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompany your proxy materials.

At the Annual Meeting, stockholders will be asked to:

1.

Elect three Class B Directors to the Company’s Board of Directors, each to serve for a term of three years expiring at our 2024 annual meeting of stockholders and until his or her respective successor is duly elected and qualified;

2.	Consider and vote upon the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021; and
3.	Act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 19, 2021 as the record date (the "Record Date") for the Annual Meeting. Only stockholders of record on the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement. In addition, financial and other information about the Company is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 ("fiscal 2020") (the "Annual Report"), as filed with the U.S. Securities and Exchange Commission ("SEC") on March 18, 2021.

We have elected to distribute our proxy materials over the Internet as permitted under the rules of the SEC, rather than mailing paper copies of those materials to each stockholder, which will decrease our printing and distribution costs and allow for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials that was mailed to our stockholders on or about April 29, 2021.

Your vote is important to us. We encourage you to read the Proxy Statement and then vote by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy) at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so.

By Order of the Board of Directors,
Andy Southam General Counsel and Secretary

McLean, Virginia
April 29, 2021

IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2021

The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 15, 2021

Purpose, Date and Time

We are providing access to our proxy materials over the Internet rather than mailing paper copies of those materials to each stockholder. On or about April 29, 2021, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all stockholders entitled to vote at the Annual Meeting (as defined below). The Notice tells you how to:

•

View our proxy materials for the Annual Meeting, including this Proxy Statement and the KLDiscovery Inc. Annual Report to Stockholders for the fiscal year ended December 31, 2020 (the “Annual Report”), on the Internet;

•	Vote; and
•	Instruct us to send proxy materials to you by mail or email.

This Proxy Statement is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of KLDiscovery Inc., a Delaware corporation, for use at the 2021 annual meeting of stockholders to be held virtually on Tuesday, June 15, 2021, at 10:30 A.M., EDT at the following virtual meeting link www.virtualshareholdermeeting.com/KLDI2021 and any adjournments or postponements thereof (the "Annual Meeting"). "KLDiscovery," "we," "our," "us" and the "Company" each refer to KLDiscovery Inc. The mailing address of our principal executive offices is 8201 Greensboro Drive, Suite 300, McLean, VA 22102. This Proxy Statement will be made available on or about April 29, 2021 to holders of record of our common stock, par value $0.0001 per share ("Common Stock"), as of the close of business on April 19, 2021.

Record Date; Outstanding Shares; Shares Entitled to Vote

Our Board of Directors has fixed the close of business on April 19, 2021 as the record date ("Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 42,550,148 shares of Common Stock outstanding and entitled to vote.

Holders of record of Common Stock on the Record Date will be entitled to one vote per share on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for 10 days before the Annual Meeting for any purpose relevant to the Annual Meeting at www.proxyvote.com. Such list will also be available during the virtual Annual Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/KLDI2021.

Virtual Stockholder Meeting

Due to the continuing public health impact of the coronavirus (COVID-19) outbreak and to mitigate risks to the health and safety of our communities, stockholders and employees, we will hold our Annual Meeting in a virtual only format, which will be conducted via live audio webcast. Stockholders will have an equal opportunity to participate at the Annual Meeting online regardless of their geographic location. We designed the format of our Annual Meeting to ensure that our stockholders who participate in our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will also participate in the meeting.

Date and Time

The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, June 15, 2021, at 10:30 A.M., EDT. There will be no physical meeting location. The meeting will only be conducted via live audio webcast.

Access to the Audio Webcast of the Annual Meeting

The live audio webcast of the Annual Meeting will begin promptly at 10:30 A.M., EDT. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the Annual Meeting prior to the start time.

Log in Instructions

To participate in the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/KLDI2021. Stockholders will need their unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) and the instructions that accompany the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the Annual Meeting.

Submitting Questions at the virtual Annual Meeting

As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions submitted during the Annual Meeting which are pertinent to the Company and the meeting matters, as time permits. If you wish to submit a question during the Annual Meeting, visit www.virtualshareholdermeeting.com/KLDI2021, type your question into the “Ask a Question” field, and click “Submit.” Answers to any questions that are not addressed during the Annual Meeting will be published following the meeting on the Company’s website at www.investors.kldiscovery.com under the link “Governance”. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance

Beginning fifteen minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the audio webcast.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting login page.

Voting shares prior to and at the virtual Annual Meeting.

Stockholders may vote their shares at www.proxyvote.com prior to the virtual Annual Meeting or at www.virtualshareholdermeeting.com/KLDI2021 during the virtual Annual Meeting.

Availability of live audio webcast to team members and other constituents; Replay

The live audio webcast will be available to our team members and other constituents in addition to our stockholders. A replay of the Annual Meeting will be made publicly available 24 hours after the meeting at www.virtualshareholdermeeting.com/KLDI2021.

Quorum and Vote Required

The presence, in person or by duly executed proxy, of stockholders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the virtual Annual Meeting. If a quorum is not present at the Annual Meeting, the Annual Meeting will be adjourned or postponed to solicit additional proxies.

With respect to Proposal 1 (Election of Directors), each director must be elected by the affirmative vote of a plurality of the votes cast with respect to such director by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present. A plurality vote means the director nominees who receive the highest number of shares voted “for” their election will be elected to the board until all board seats are filled. With respect to Proposal 1, you may vote “for” or “withhold” authority to vote for each of the director nominees. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of the nominees.

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm) and such other matters as may properly come before the Annual Meeting will require the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. A majority of the votes cast means that the number of votes cast “For” a proposal exceeds the number of votes cast “Against” that proposal. With respect to Proposal 2 and such other matters as may properly come before the Annual Meeting, you may vote “for,” “against” or “abstain” from voting on each proposal. If you “abstain” from voting with respect to a proposal, your vote will have no effect on such proposal. Broker non-votes will have no effect on the vote for the proposal.

Voting; Proxies; Revocation

Shares of our Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies.

If a proxy is duly executed and submitted without instructions, the shares of Common Stock represented by that proxy will be voted:

•	FOR the election of each of the director nominees named in Proposal 1;
•

FOR Proposal 2, the ratification of the appointment of Ernst & Young LLP (“EY”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021 (“fiscal 2021”); and

•	In the discretion of the proxy holders regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

A record holder who executes a proxy may revoke it before or at the Annual Meeting by: (i) delivering to our corporate secretary a written notice of revocation of a previously delivered proxy, with such notice dated after the previously delivered proxy; (ii) duly executing, dating and delivering to our corporate secretary a subsequent proxy; or (iii) participating in the Annual Meeting and voting at that time. Participation at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to KLDiscovery Inc., Attn: General Counsel and Secretary, 8201 Greensboro Drive, Suite 300, McLean, VA 22102. If your shares of Common Stock are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

Abstentions and Broker Non-Votes

Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast "For" or "Against" a given proposal, and therefore, are not included in the tabulation of the voting results. As such, abstentions, withheld votes and broker non-votes do not affect the voting results with respect to Proposal 1 (Election of Directors), Proposal 2 (Ratification of Appointment of Independent Auditor) or any other items requiring the affirmative vote of a majority of the votes cast.

Proxy Solicitation

We are soliciting proxies for the Annual Meeting from our stockholders and we will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees of the Company. No additional compensation will be paid to our directors, officers or other employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or in the event of any adjournments or postponements of the Annual Meeting, then the proxy holders will vote in their discretion with respect to those matters.

If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting, until a quorum is present. Any business may be transacted at the adjourned meeting which might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL

MEETING AND THESE PROXY MATERIALS

The following addresses some questions you may have regarding the matters to be voted upon at the Annual Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement for additional information.

Why am I receiving this Proxy Statement?

The Company is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of Common Stock at the close of business on April 19, 2021, the Record Date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you participate in the Annual Meeting. This Proxy Statement describes the matters on which we would like you to cast a vote and provides information on those matters so that you can make an informed decision.

Why is KLDiscovery calling the Annual Meeting?

We are calling the Annual Meeting and submitting proposals to stockholders of the Company to consider and vote upon: (i) the election of our Class B directors; and (ii) the ratification of the appointment of our independent registered public accounting firm.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote FOR the election of each of the director nominees named in Proposal 1 and FOR Proposal 2.

What do I need to do now?

After carefully reading and considering the information in this Proxy Statement, please vote electronically via the Internet or by telephone by following the instructions provided by your bank or broker or complete, date, sign and promptly mail the proxy card (if you request a paper copy) in the envelope provided, which requires no postage if mailed in the United States.

May I vote in person during the virtual Annual Meeting?

Yes. If you were a stockholder of record as of the close of business on April 19, 2021, you may participate in the virtual Annual Meeting and vote your shares during the Annual Meeting instead of voting in advance by Internet or telephone or returning your signed proxy card (if you request a paper copy). However, we urge you to vote in advance even if you are planning to participate in the Annual Meeting.

How do I vote if my shares are held in "street name" by my bank, broker or agent?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker or bank to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

If my shares are held in "street name" by a broker, will my broker vote my shares for me even if I do not give my broker voting instructions?

Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the ratification of the independent registered public accounting firm in Proposal 2), but not with respect to non-routine matters (such as the election of directors in Proposal 1). If the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes on the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote" as to non-routine matters. Broker non-votes on non-routine matters will be counted for the purpose of determining the presence or absence of a quorum but will not be counted for the purpose of determining the number of votes cast. We encourage you to provide specific instructions to your broker by returning your proxy card or by voting electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. This ensures that your shares will be properly voted at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the Annual Meeting. If you are a stockholder of record, your proxy can be revoked in several ways: by timely delivery of a written revocation to our corporate secretary, by submitting another valid proxy bearing a later date or by participating in the Annual Meeting and voting your shares in person, even if you have previously voted using one of the available methods.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and serve as the independent inspector of election.

When and where is the Annual Meeting?

The Annual Meeting will be held virtually on Tuesday, June 15, 2021, at 10:30 A.M., EDT. The Annual Meeting will be a completely virtual meeting of stockholders, conducted solely via live audio webcast. The virtual meeting link is www.virtualshareholdermeeting.com/KLDI2021.

Who can help answer my questions regarding the Annual Meeting or the proposals?

You may contact KLDiscovery to assist you with questions about the Annual Meeting. You may reach KLDiscovery at:

KLDiscovery Inc.
Attention: Richard Simonelli
8201 Greensboro Drive, Suite 300

McLean, VA 2210

richard.simonelli@kldiscovery.com

(202) 450-9516

PROPOSAL 1:
ELECTION OF DIRECTORS

There are currently ten directors on our Board of Directors, divided into three classes, with three directors in each of Class A and Class C and four directors in Class B. The terms of office of the Class B directors, Donna Morea, Jonathan Ledecky, Evan Morgan and Lauren Tanenbaum, will expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has approved the nomination of current Class B directors, Donna Morea, Evan Morgan and Lauren Tanenbaum, for election at the Annual Meeting, each to serve for a term of three years expiring at our 2024 annual meeting of stockholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office). Each nominee is currently a director of the Company and has consented to serve as a director, if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

Vote Required

Nominees for election to the Board of Directors shall be elected by a plurality of the votes cast with respect to each nominee by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE CLASS B DIRECTOR NOMINEES LISTED BELOW.

Nominees For Election at the Annual Meeting

Information regarding our director nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board of Directors to conclude each nominee should serve as a director, is provided below.

Donna S. Morea has been a member of the Board of Directors of KLDiscovery since March 2017 and she currently serves as the Chair of our Board of Directors. She is an Operating Executive at The Carlyle Group (“TCG”) focused on the technology and business services sectors. She is a board member of NetHealth, Accelerate Learning and Unison. She also currently serves on the boards of directors of Truist Financial Corporation, and Inova Health Systems, and as the Chair of the Board of Science Applications International Corporation. From 2004 to 2011 she served as President of CGI Technology and Solutions, Inc. (“CGI”) where she led CGI’s software and IT services in the US, Europe and Asia-Pacific, serving commercial and government clients. Prior to that, she served in numerous executive management roles at American Management Systems, which was acquired by CGI in 2004. Previously, she has served on the board of directors of CGI and as chair of the Northern Virginia Technology Council. Ms. Morea received a M.B.A., with distinction, in Finance from the Wharton School at the University of Pennsylvania and a B.A. with high honors, from Wesleyan University. We believe that Ms. Morea is qualified to serve as a member of our Board of Directors due to her broad knowledge of the information technology industry and management experience.

Evan B. Morgan has been a member of the Board of Directors of KLDiscovery since December 2015. Mr. Morgan has served as Manager of The Radcliff Companies (“Radcliff”), a New York-based private investment partnership, since July 2016. Radcliff invests across the capital structure seeking long-term compounding at high rates of return primarily in privately held consumer and services businesses. In 2011, Mr. Morgan joined Revolution Growth (“RG”), where he was a Partner. In 2016, when he joined Radcliff, Mr. Morgan transitioned to Special Partner status with RG. From 2009 to 2011, Mr. Morgan worked for TCG. Mr. Morgan currently serves on the boards of directors of Shorecal Limited and JetLinx Global. Mr. Morgan previously served as a member of board of directors of Pivotal from December 2018 until April 2019. Mr. Morgan is a member of the board of managers of Chrome Hearts Holdings (since 2017), Cross Country Mortgage LLC (since 2019) and a Board observer of Sweetgreen and Sportradar.

Mr. Morgan received a B.A. from the University of Pennsylvania. We believe that Mr. Morgan is qualified to serve as a member of our Board of Directors due to his knowledge of our business and industry.

Lauren Tanenbaum has been a member of the Board of Directors of KLDiscovery since February 2021. Ms. Tanenbaum is a Principal within the Global Capital Markets team at TCG. She provides financing guidance for TCG’s four U.S.-based private equity funds both at initial acquisition and on an ongoing portfolio basis. In her role, Ms. Tanenbaum arranges a wide variety of financings ranging from large, broadly syndicated transactions to middle market private placements. Prior to joining TCG in 2018, Ms. Tanenbaum worked at J.P. Morgan from 2011 to 2018, most recently as a Vice President in Leveraged Finance. Additionally, she was an Investment Banker in the Public Finance department at Morgan Stanley from 2009 to 2011. Ms. Tanenbaum received a B.A. in History from the University of Pennsylvania. We believe that Ms. Tanenbaum is qualified to serve as a member of our Board of Directors due to her extensive corporate finance experience.

Our current directors and management are listed below. Also set forth below are the biographies for all our current directors and executive officers other than the director nominees, which are set forth above. There are no family relationships among any of our directors or executive officers.

Name	Age (1)	Position
Christopher J. Weiler	58	Chief Executive Officer and Director
Dawn M. Wilson	55	Chief Financial Officer
Krystina Jones	37	Executive Vice President, Global LT Sales and Marketing
Donna S. Morea	66	Director (Chair)
Ian Fujiyama	48	Director
Kevin Griffin	45	Director
Jonathan J. Ledecky	63	Director
Evan B. Morgan	36	Director
Lawrence B. Prior, III	65	Director
Arjun Shah	32	Director
Lauren Tanenbaum	33	Director
Richard J. Williams	60	Director

(1)	Ages are as of April 29, 2021.

Christopher J. Weiler co-founded KLDiscovery in 2005 and has served as its Chief Executive Officer and a director since such time. Prior to co-founding KLDiscovery, Mr. Weiler co-founded On-Site Sourcing, a litigation support and electronic discovery services company, in 1993 and served as its President and Chief Executive Officer until December 2004. From 1991 to 1992, Mr. Weiler worked for Pitney Bowes Management Services as a manager, and from 1985 to 1991, he served in the U.S. Navy as a surface warfare officer and as a Navy Senate Liaison Officer in Washington, D.C. Mr. Weiler received a B.S. in Political Science and Engineering from the U.S. Naval Academy. We believe that Mr. Weiler is qualified to serve as a member of our Board of Directors due to his knowledge of our company and his extensive experience in the electronic discovery services industry.

Dawn M. Wilson has been the Chief Financial Officer of KLDiscovery since September 2017. Ms. Wilson has over 20 years of experience in finance and accounting. After starting her career at Arthur Andersen in 1992, she has primarily been with public companies in the technology and services industry. Most recently, Ms. Wilson served as Vice President of Accounting of CoStar Group, the leading provider of commercial real estate information, analytics and online marketplaces, from July 2004 to August 2016. She received a Masters in Accounting from Virginia Polytechnic Institute and State University.

Krystina Jones joined KLDiscovery in 2006 in a sales role, where she was responsible for generating new business from Am Law 100 law firms and Fortune 500 corporations. During her tenure with KLDiscovery, Ms. Jones has consistently created opportunities, developed new clients and increased the company’s client base by delivering tailored solutions and service excellence. She is a top producing sales representative in the organization, focused on corporate accounts. Today, Ms. Jones is Executive Vice President, Global LT Sales & Marketing where she is responsible for KLDiscovery’s global sales and marketing organizations for the Legal Technologies business. In this role, she is responsible for developing, implementing and executing a global sales and marketing strategy across the entire organization. Additionally, Ms. Jones is responsible for KLDiscovery’s global sales operations teams who support the business development managers in delivering best-in-class service to their clients. She continues to maintain, and grow, her existing book of business. Ms. Jones has over a decade of experience in the industry at KLDiscovery, and has held a variety of leadership positions with the company throughout its eleven acquisitions and integrations. Ms. Jones holds a dual degree in Marketing Management from Virginia Polytechnic Institute and State University.

Ian Fujiyama has been a member of the Board of Directors of KLDiscovery since March 2020. Mr. Fujiyama is a Managing Director for TCG, focusing on buyouts and strategic minority investments in the aerospace, defense and government services sectors. Since joining TCG in 1997, Mr. Fujiyama has led all of TCG’s recent investments in the Federal services sector, including Novetta, Booz Allen Hamilton and ARINC. Beginning in 1999, he spent two years in Hong Kong and Seoul working in TCG’s Asia Buyout fund, Carlyle Asia Partners, where he was a founding member of the team and helped lead TCG’s investment in KorAm Bank, TCG’s first investment in the financial services industry. Mr. Fujiyama was also involved in a number of successfully exited holdings, including ARINC, United Components, Inc, Lear Siegler Services, EG&G Technical Services and CPI. Prior to joining TCG, Mr. Fujiyama was an Associate at Donaldson Lufkin and Jenrette Securities Corp, with a focus on high yield and merchant banking transactions. Mr. Fujiyama received his B.S. in economics, summa cum laude, from The Wharton School of the University of Pennsylvania with a concentration in finance. Mr. Fujiyama has served on the boards of directors of ARINC, Booz Allen Hamilton, Dynamic Precision Group, CPI, Novetta and United Components. Additionally, Mr. Fujiyama served as the Chairman of TCG’s Diversity and Inclusion Committee. We believe that Mr. Fujiyama is qualified to serve as a member of our Board of Directors due to his knowledge of technology solutions and corporate finance experience.

Kevin Griffin served as a member of the Board of Directors of Pivotal Acquisition Corp. (“Pivotal”) since September 2018, and following KLDiscovery’s business combination with Pivotal (the “Business Combination”) on December 19, 2019 (the “Closing Date”), he has remained on the Board of Directors. Mr. Griffin has been designated as a director by Pivotal Spac Funding LLC, a managing member of Pivotal Acquisition Holdings LLC (the “Founder”), pursuant to our amended and restated certificate of incorporation. During Mr. Griffin’s 20 year career, Mr. Griffin has originated and invested over $4 billion across the capital structure of middle market businesses and has also sat on numerous boards of directors. Mr. Griffin founded MGG Investment Group (“MGG”) in October 2014 and has served as its Chief Executive Officer and Chief Investment Officer since such time. Prior to launching MGG, Mr. Griffin was a Managing Director with Highbridge Principal Strategies from January 2010 to June 2014, where he was a senior member of the Specialty Lending Platform and a Member of the Highbridge Credit Committee. Prior to this, Mr. Griffin was the Head of Private Investing for Octavian Funds, a hedge fund focused on global investing across debt and equity structures, from 2007 to 2009. From 2003 to 2007, Mr. Griffin was part of Fortress Investment Group (“Fortress”) in charge of originating and underwriting investment opportunities for the Drawbridge Special Opportunities Fund. Prior to Fortress, Mr. Griffin was an investor with one of the first publicly traded business development companies, American Capital, where he was involved in numerous equity buyout and subordinated debt investments. Mr. Griffin began his career with Houlihan Lokey, Howard & Zukin’s Investment Banking Division, focusing primarily on distressed M&A and financial restructurings. The M&A Advisor in May 2015 named Mr. Griffin a winner of its 40 Under 40 Emerging Leaders Award. The Hedge Fund Journal, in association with EY, in December 2016 named Mr. Griffin one of 50 “Tomorrow’s Titans.” Mr. Griffin received a B.S.B.A. in Finance from Georgetown University. We believe that Mr. Griffin is qualified to serve as a member of our Board of Directors due to his extensive business and operational experience and contacts.

Jonathan J. Ledecky Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999. Mr. Ledecky has also served as President and Chief Operating Officer of Northern Star Acquisition Corp. (NYSE: STIC) since September 2020 and served as its Chief Executive Officer from July 2020 until September 2020. Northern Star Acquisition Corp. has entered into a definitive agreement for an initial business combination with Barkbox, Inc. He has also served as the President, Chief Operating Officer and director of Northern Star Investment Corp. II (NYSE: NSTB) since November 2020, President, Chief Operating Officer and director of Northern Star Investment Corp. III (NYSE: NSTC) since November 2020 and President, Chief Operating Officer and director of Northern Star Investment Corp. IV (NYSE: NSTD) since November

2020. Northern Star Investment Corp. II has entered into a definitive agreement for a business combination with Apex Clearing Corporation. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015 which has entered into a definitive agreement for a business combination with Cyxtera Cybersecurity, Inc. (doing business as Appgate). Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019. Mr. Ledecky previously served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce, a commissioner on the National Commission on Entrepreneurship and a trustee of the U.S. Olympic and Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University and a M.B.A. from the Harvard Business School.

Lawrence B. Prior, III has been a member of the Board of Directors of KLDiscovery since March 2020. Mr. Prior is an Operating Executive for TCG, focused on the aerospace, defense and government services sectors. He is based in Washington, DC and serves on the board of directors of Novetta and is the Chairman of the Board of Two Six Technologies. Mr. Prior was most recently President and Chief Executive Officer of CSRA, Inc., which was acquired by General Dynamics. Previously, he was Executive Vice President and General Manager of CSC’s North American Public Sector business, providing next-generation technology solutions and mission services to the U.S. Department of Defense, Intelligence Community and FedCiv sectors. Before joining CSC, Mr. Prior held executive leadership positions at BAE Systems Inc., ManTech International, SAIC, LightPointe Communications, High Technology Solutions, the County of San Diego and TRW. Earlier in his career, Mr. Prior worked as a professional staff member on the House Permanent Select Committee on Intelligence and served as an Intelligence Officer in the U.S. Marine Corps. Mr. Prior earned his B.S. degree from Loyola Marymount University and a M.A. in security studies from the Edmund A. Walsh School of Foreign Service at Georgetown University. We believe that Mr. Prior is qualified to serve as a member of our Board of Directors due to his knowledge of technology solutions and corporate finance experience.

Arjun Shah has been a member of the Board of Directors of KLDiscovery since March 2021. Mr. Shah is a Vice President with TCG focused on investment opportunities in the technology, media and telecom sectors. He is based in Washington D.C. Since joining TCG in 2017, Mr. Shah has been actively involved with TCG’s investments in ION Group, Workforce Logiq, and KLDiscovery. Prior to joining TCG, Mr. Shah was with Tinicum Incorporated and The Blackstone Group, both in New York. Mr. Shah received his M.B.A., with high distinction, from Harvard Business School, where he was a Baker Scholar. He graduated summa cum laude from the Jerome Fisher Program in Management & Technology at University of Pennsylvania, where he received a B.S. in economics from The Wharton School and a B.S. in engineering. We believe that Mr. Shah is qualified to serve as a member of our Board of Directors due to his knowledge of technology solutions and corporate finance experience.

Richard J. Williams has been a member of the Board of Directors of KLDiscovery since February 2018. In 2004, Mr. Williams co-founded WestView Capital Partners (“WestView”), a private equity firm focused on growth-oriented companies, and he currently serves as its Manager Partner. WestView currently manages approximately $1.7 billion of capital. Prior to co-founding WestView, he was a Partner in Tudor Investment Corporation’s (“Tudor”) private equity group from 2000 to 2004. Prior to joining Tudor, Mr. Williams was a Managing Director of Triumph Capital Group, a Boston-based private equity firm which managed more than $800 million in capital. In these positions, Mr. Williams has been responsible for investments in the technology services, software, business services and healthcare sectors. Mr. Williams currently serves on the boards of directors of CloudWave Healthcare Solutions, Abacus Group, AccountabilIT, The Shelby Group and Health Monitor Network. Mr. Williams previously served on the boards of directors of numerous private and public companies, including Horne Research and LDiscovery LLC. Mr. Williams received a B.S. in computer science from Yale University and a M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Williams is qualified to serve as a member of our Board of Directors due to his extensive experience with growth-oriented companies and other public companies.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee of the Company’s Board of Directors has appointed the firm of Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2021. Although ratification is not required by law, our Board of Directors believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of EY is expected to participate in the Annual Meeting and will be provided with an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders, if any.

Vote Required

The affirmative vote of a majority of the votes cast by the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of EY as the Company's independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE RATIFICATION OF EY AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees and expenses billed to us by our independent registered public accounting firms for fiscal years 2019 and 2020:

	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2020
Audit Fees (1)	$1,721,392	$1,591,000
Tax Fees (2)	209,110	178,811
All Other Fees (3)	824,516	171,500
Total	$2,755,018	$1,941,311

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. Fees for the fiscal year ended December 31, 2020 included the audit for the year ended December 31, 2019, interim audit work for the year ended December 31, 2020 and quarterly reviews for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Fees for the fiscal year ended December 31, 2019 included audits of the Company for the six months ended June 30, 2019, for interim audit work for the year ended December 31, 2019 and other fees billed in connection with the Business Combination.

(2)	Tax Fees. Tax fees consist of fees billed for tax consultation services for the Business Combination and professional services relating to tax compliance, tax planning, and tax advice.
(3)	Other Fees. Other fees consist of fees billed for advisory services. Other fees billed by EY in 2019 and 2020 were primarily related to the Business Combination.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent registered public accounting firm and, pursuant to the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to the Company by EY during fiscal years ended December 31, 2019 and 2020 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Ethics

Our Board of Directors is comprised of ten members, classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. As Class A directors, each of Richard J. Williams, Kevin Griffin and Lawrence Prior III will serve until the 2023 annual meeting; as Class B directors, each of Donna Morea, Jonathan J. Ledecky, Evan Morgan and Lauren Tanenbaum will serve until this Annual Meeting; and as Class C directors, each of Christopher J. Weiler, Arjun Shah and Ian Fujiyama will serve until the 2022 annual meeting, or, in each case, until their death or resignation or until their respective successors are duly elected and qualified.

Independence of Directors

As a result of our Common Stock being quoted on the OTC Pink Sheet Market, we will adhere to its rules in determining whether a director is independent. Our Board of Directors has consulted, and will consult, with its counsel to ensure that the determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The OTC Pink Sheet Market listing standards generally define an “independent director” as a person, other than an executive officer or employee of a company or any other individual having a relationship which, in the opinion of the issuer’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his/her background, employment and affiliations, including family relationships, our Board of Directors has determined that Donna Morea, Jonathan Ledecky, Ian Fujiyama, Evan Morgan, Lawrence Prior III. Arjun Shah, Lauren Tanenbaum and Richard Williams do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is considered an independent director. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chair of the Board of Directors roles is driven by our needs at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed our Board of Directors the flexibility to establish the most appropriate structure for us at any given time.

Our Board of Directors oversees the risk management activities designed and implemented by our management team and also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. The Board executes its oversight responsibilities both directly and through its committees. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of the Company and reports regularly to the Board of Directors and the Audit Committee on risk management activities. Our Board of Directors has delegated to the Audit Committee oversight of its risk management process, and our other board committees also consider risks related to their committee charters and the performance of their respective committee responsibilities. All committees report to the Board of Directors regularly and as frequently as appropriate, including when a matter rises to the level of a material or enterprise risk.

Meetings and Committees of the Board of Directors

Our Board of Directors held seven meetings in 2020. We expect our directors to attend all board meetings and any meetings of committees of which they are members and to dedicate sufficient time as necessary to properly discharge their responsibilities. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings held in 2020 of the Board of Directors and the committees of the Board of Directors of which he or she was a member. Although we do not have a formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend and we encourage their attendance and participation. All of our directors who served on the Board of Directors at the time of the 2020 annual meeting of stockholders attended that meeting.

We have a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed solely of independent directors.

Audit Committee Information

Lawrence Prior III (chairman), Evan Morgan, Kevin Griffin, Lauren Tanenbaum and Arjun Shah serve as members of our Audit Committee. Mr. Darman previously qualified as an “audit committee financial expert” as defined in applicable SEC rules, however Mr. Darman resigned from our Board of Directors on March 16, 2021. As a result, we will be reviewing our board members’ qualifications to identify a suitable audit committee financial expert. The Board has determined that each of the members of the Audit Committee is an “independent director,” as defined under the OTC Pink Sheet Market listing standards, and is “financially literate,” meaning that they are each able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Audit Committee has a written charter, which is available on our Investor Relations website at https://investors.kldiscovery.com/files/doc_downloads/Audit-Committee-Charter.pdf.

The Audit Committee is responsible for:

o	meeting with our independent registered public accounting firm regarding, among other issues, audits and the adequacy of our accounting and control systems;
o	monitoring the independence of the independent registered public accounting firm;
o	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
o	inquiring and discussing with management our compliance with applicable laws and regulations;
o	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
o	appointing or replacing the independent registered public accounting firm;
o

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

o

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

o

reviewing and approving all payments made to our executive officers or directors and their respective affiliates. Any payments made to members of our Audit Committee will be reviewed and approved by our Board of Directors, with the interested director or directors abstaining from such review and approval.

Our Audit Committee held five meetings in 2020. Each of our Audit Committee members attended all committee meetings during the time that the member served on the Audit Committee.

Nominating and Corporate Governance Committee Information

Our Nominating and Corporate Governance Committee currently consists of Ian Fujiyama (chairman), Lawrence Prior III and Richard Williams. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others. The Nominating and Corporate Governance Committee has a written charter, which is available on our Investor Relations website at https://investors.kldiscovery.com/files/doc_downloads/Nominating-Committee-Charter.pdf.

Guidelines for Selecting Director Nominees

The guidelines for selecting director nominees, which are specified in the Nominating and Corporate Governance Committee Charter, generally provide that persons to be nominated should:

o	have demonstrated notable or significant achievements in business, education or public service;
o

possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

o	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating and Corporate Governance Committee considers a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors and may require certain skills or attributes, such as financial literacy or expertise or accounting experience, to meet specific board needs that arise from time to time and to ensure that our Audit Committee is compliant with applicable SEC rules and regulations. The Nominating and Corporate Governance Committee also considers the overall experience and makeup of our directors to ensure a broad and diverse mix of experience and perspective on our Board of Directors, including diversity with respect to race, gender, geography and areas of expertise. Accordingly, the Nominating and Corporate Governance Committee seeks to include women, minority and other underrepresented groups in the pool from which the Committee selects director nominees. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

Our Nominating and Corporate Governance Committee acted by unanimous written consent one time in 2020.

Compensation Committee Information

Our Compensation Committee currently consists of Donna Morea (chair), Richard Williams and Arjun Shah. The Compensation Committee has a written charter, which is available on our Investor Relations website at https://investors.kldiscovery.com/files/doc_downloads/Compensation-Committee-Charter.pdf.

The Compensation Committee’s duties include, but are not limited to:

o

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, annually evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

o	reviewing and approving the compensation of all of our other executive officers;
o	reviewing our executive compensation policies and plans;
o	implementing and administering our incentive compensation and equity-based remuneration plans;

o	assisting management in complying with our proxy statement and annual report disclosure requirements;
o	if required, producing a report on executive compensation to be included in our annual proxy statement; and
o	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC.

The Compensation Committee makes compensation decisions regarding all of our Named Executive Officers. Our Chief Executive Officer makes recommendations to the Compensation Committee to assist it in determining compensation levels for our other executive officers and reviews the performance of our other executive officers. While the Compensation Committee utilizes this information and values management’s observations with regard to compensation, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

Additionally, the Compensation Committee may form and delegate any of its responsibilities to one or more subcommittees as it deems appropriate. Our Compensation Committee met seven times in 2020.

Code of Ethics

We maintain a Code of Ethics that applies to all officers, directors and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

We will provide, without charge, upon request, copies of our Code of Ethics. Requests for copies of the Code of Ethics should be sent in writing to KLDiscovery, 8201 Greensboro Dr., Suite 300, McLean, VA 22102. It is also available on our Investor Relations website at https://investors.kldiscovery.com/files/doc_downloads/Code_of_Ethics.PDF.

Insider Trading Compliance Policy – Prohibition Against Pledging and Hedging

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our stock, including forward sale contracts and collars. The policy further prohibits pledging our stock as collateral to secure loans, margin purchases of our stock, short sales and any transactions in puts, calls or other derivative securities involving our stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder and Interested Party Communications

We have adopted a Shareholder Communications Policy. Interested parties of the Company may communicate directly with the independent members of our Board of Directors and the chair of the Board of Directors about corporate governance, corporate strategy, board-related matters or other substantive matters that our company secretary and Chair of the Board of Directors consider to be important for the director(s) to know, by addressing any communications to the intended recipient by name or position in care of: Company Secretary, 8201 Greensboro Drive, Suite 300, McLean, VA 22102 or andrew.southam@kldiscovery.com.

2020 Director Compensation

Director Compensation

Members of our Board of Directors who are not our employees are generally eligible to participate in a compensation program, which we refer to as the Non-Employee Director Compensation Program, under which a director is eligible to receive the following amounts as compensation for his or her services on our Board of Directors:

•

upon the director’s initial election or appointment to the Board of Directors that occurred after the Business Combination, a number of restricted stock units determined by dividing (A) $350,000 by (B) the closing price per share of common stock on the date of grant, rounded down to the nearest whole share;

•

if the director has served on our Board of Directors for at least six months as of the date of an annual meeting of stockholders and will continue serving as a non-employee director immediately after the Company’s annual meeting of stockholders, a number of restricted stock units determined by dividing (A) $175,000 by (B) the closing price per share of Common Stock on the date of grant, rounded down to the nearest whole share;

•	the chairman of our Board of Directors, an annual retainer fee of $75,000;
•	for other members of the Board of Directors, an annual retainer fee of $30,000; and
•	if the director serves on a committee of our Board of Directors, an additional annual fee as follows:
▪	chairman of the Audit Committee, $20,000;
▪	Audit Committee member other than the chairman, $10,000;
▪	chairman of the Compensation Committee, $14,000;
▪	Compensation Committee member other than the chairman, $7,000;
▪	chairman of the Nominating and Corporate Governance Committee, $7,500; and
▪	Nominating and Corporate Governance Committee member other than the chairman, $4,000.

However, for fiscal year 2020, Ian Fujiyama, William Darman and Richard Williams were not eligible to participate in the Non-Employee Director Compensation Program, and Evan Morgan was not eligible to receive an annual retainer fee under the Non-Employee Director Compensation Program, but was eligible to receive equity-based compensation under the Non-Employee Director Compensation Program. Effective as of June 17, 2020, our Non-Employee Director Compensation Program was amended to eliminate the additional $45,000 fee provided to our lead independent director and, instead, provide a $75,000 annual retainer fee for the chairman of our Board of Directors.

The restricted stock units granted upon a director’s initial election or appointment will vest as to one-third of the restricted stock units on each of the first three anniversaries of the date of grant, such that the award will be fully vested on the third anniversary of the date of grant, subject to continued service. The restricted stock units granted annually to directors will vest in a single installment on the day before the next annual meeting, subject to continued service. In addition, all unvested restricted stock units will vest in full upon the occurrence of a change in control, subject to continued service.

Director fees under the program will be payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our Board of Directors.

Each member of our Board of Directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committee of the Board of Directors on which he or she serves.

2020 Director Compensation Table

The table below shows all compensation to our non-employee directors for the year ended December 31, 2020.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	Total ($)
Jonathan Ledecky	2020	30,000	149,347	179,347
Kevin Griffin	2020	40,000	149,347	189,347
Daniel Akerson (1)	2020	-	-	-
Donna Morea	2020	78,750	149,347	228,097
William Darman (2)	2020	-	-	-
Richard Williams	2020	-	-	-
Evan Morgan	2020	-	149,347	149,347
Lawrence Prior III (3)	2020	41,684	343,500	385,184
Ian Fujiyama (3)	2020	-	-	-

(1)	Mr. Akerson served as a director until January 21, 2020.
(2)	Mr. Darman served as a director until March 16, 2021.
(3)	Messrs. Prior and Fujiyama were appointed to our Board of Directors as of March 23, 2020.
(4)

Amounts reflect the full grant-date fair value of stock awards granted during 2020 computed in accordance with Accounting Standards Codification Topic 718, rather than the amounts paid to or realized by the named individual. For a description of the assumptions used in valuing these awards, see Note 9 to our audited consolidated financial statements included in the Annual Report. The table below shows the number of stock awards held as of December 31, 2020 by each of our non-employee directors. None of our directors held outstanding option awards as of such date.

Name	Stock Awards Outstanding as of December 31, 2020 (3)
Jonathan Ledecky	21,739
Kevin Griffin	21,739
Donna Morea	21,739
Evan Morgan	21,739
Lawrence Prior III	50,000

EXECUTIVE COMPENSATION

This section provides information about our fiscal 2020 compensation for our 2020 “Named Executive Officers” ("NEOs"). As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to hold an advisory vote, referred to as the “say-on-pay” vote, to approve the compensation of our NEOs.

Our Compensation Committee, the members of which are appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs, who are our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) serving as executive officers as of December 31, 2020, were:

•	Christopher J. Weiler, Chief Executive Officer
•	Dawn M. Wilson, Chief Financial Officer; and
•	Krystina L. Jones, Executive Vice President, Global LT Sales & Marketing

2020 Summary Compensation Table

The following table presents summary information regarding the total compensation for the years ended December 31, 2020 and December 31, 2019, for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (4)	Total ($)
Christopher J. Weiler	2020	372,692		-	274,800	-	-		13,196	660,688
Chief Executive Officer	2019	493,269		-	-	425,447	-		12,037	930,753

Dawn M. Wilson	2020	354,769			870,127	9,529	-		6,851	1,241,276
Chief Financial Officer	2019	355,769		240,000	-	1,063,599	-		7,461	1,666,829

Krystina L. Jones	2020	524,404	(1)	-	342,662	55,695	1,865,520	(3)	7,300	2,795,581
EVP, Global LT Sales &	2019	569,230		-	-	319,076	1,666,151		11,200	2,565,657
Marketing

(1)

The amount shown includes Ms. Jones’s base salary of $374,404, and irrecoverable draw of $150,000 earned pursuant to the KLDiscovery 2019 Americas Legal Technology Sales Commission Plan (the “2019 Commission Plan”) which is described below under the heading “—Sales Commission Plan.”.

(2)

Amounts in these columns reflect the estimated aggregate grant date fair value of stock awards and options granted computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts are included in Note 9 to our audited consolidated financial statements included in the Annual Report.

(3)	Amount reflects commissions earned by Ms. Jones pursuant to the KrolLDiscovery LegalTechnology Sales Commission Plan, as described below under the heading “-Sales Commission Plan.”
(4)	Consists of Company matching contribution payments pursuant to the Company’s 401(k) plan, Company paid insurance premiums and for Mr. Weiler, a wellness gift card of $800 in 2020.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2020.

			Option Awards				Stock Awards
Name and Principal Position	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (2)	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Christopher J. Weiler		(1)	—	—	—	—	—	—
Chief Executive Officer			—	—	—	—	—	—

Dawn M. Wilson	4/21/2020		—	5,015	$9.95	4/20/2030	1,656	$13,331
Chief Financial Officer	2/17/2020		—	—	—	—	118,333	$952,581
	12/19/2019		100,923	201,847	$9.90	12/18/2029	—	—

Krystina L. Jones	4/21/2020		—	23,913	$9.95	4/20/2030	6,878	$55,367.90
EVP, Global LT Sales &	2/17/2020		—	—	—	—	33,333	$268,330.65
Marketing	12/19/2019		30,276	60,534	$9.90	12/18/2029	—	—

(1)	As of December 31, 2020, Mr. Weiler held no stock options or RSUs due to the voluntary forfeiture of his equity awards, as described below under the heading entitled “—Equity Compensation”.
(2)	The option vests in accordance with the Standard Option Vesting Schedule, as described below under the heading entitled “—Equity Compensation”.
(3)	The RSUs vest in accordance with the Standard RSU Vesting Schedule described above below the heading “—Equity Compensation”.
(4)	The amounts shown were determined based on the per share closing market price of our Common Stock on December 31, 2020, which was $8.05.

Narrative to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End

Compensation Philosophy & Mix

Our NEO executive compensation program is designed to align the interests of our NEOs with the interests of our stockholders. While base salary and performance-based cash incentive opportunities reward short-term goals, equity awards promote longer-term retention and commitment to the operating results of the Company. We believe this mix rewards our NEOs for their short-term individual contributions to the Company while also incentivizing them to focus on future results.

The primary elements of compensation for our NEOs are base salary, annual cash bonuses, awards of stock options, awards of RSUs and, for Ms. Jones, commissions and an irrevocable draw through our sales commission program. Our NEOs are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Base Salaries

The Company’s NEOs receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

During 2020 the base salaries of the Company’s NEOs were modified multiple times as part of the Company’s cost savings initiative in response to the COVID-19 pandemic, as described in the footnotes to the table below, In recognition of their willingness to accept base salary reductions and to recognize their continuing contributions to the Company, Mses. Wilson and Jones received awards of stock options and RSUs with grant date fair values that were materially greater than the amount of their base salary reductions. These awards are described below under the heading “- Equity Compensation”

The annual base salaries for our NEOs as of December 31, 2019 and December 31, 2020 were as follows:

Name	Annual Base Salary as of December 31, 2019 ($)	Annual Base Salary as of December 31, 2020 ($)
Christopher J. Weiler (1)	490,000	300,000
Dawn Wilson (2)	400,000	320,000
Krystina Jones (3)	575,000	490,000

(1)

Effective February 24, 2020, Mr. Weiler’s annual base salary was reduced to $400,000. Effective April 21, 2020, Mr.Weiler’s annual base salary was reduced to $350,000. Effective August 1, 2020, Mr. Weiler’s annual base salary was reduced to $300,000 until December 31, 2020, and he also agreed to forgo one week’s salary in August 2020. On December 22, 2020, Mr. Weiler agreed that his annual base salary would continue to be $300,000 until September 30, 2021.

(2)

Effective April 23, 2020, Ms. Wilson’s annual base salary was reduced to $320,000. On July 31, 2020, Ms. Wilson agreed that her annual base salary would continue to be $320,000 until December 31, 2020, and she also agreed to forgo one week’s salary in August 2020. On December 22, 2020, Ms. Wilson agreed that her annual base salary would continue to be $320,000 until September 30, 2021.

(3)

Amounts include the $150,000 annual irrecoverable draw payable to Ms. Jones pursuant to the KrolLDiscovery 2018 Legal Technology Sales Commission Plan and the 2019 Commission Plan, as further described below under the heading “Sales Commission Plan.” Effective April 23, 2020, Ms. Jones’s annual base salary was reduced to $460,000 and she agreed to forgo certain sales commissions amounting to $113,192. Effective August 1, 2020, Ms. Jones’s annual base salary was increased to $490,000 but she also agreed to forgo one week’s salary in August 2020. On December 22, 2020, Ms. Jones agreed that her annual base salary would continue to be $490,000 until September 30, 2021.

Annual Cash Bonuses

In addition to base salaries, Mr. Weiler and Ms. Wilson are eligible to participate in the KLDiscovery Inc. Corporate Annual Bonus Plan (the “Annual Bonus Plan”). The Annual Bonus Plan is designed to motivate our employees to achieve corporate goals and to reward our employees for their contributions towards achievement of these goals. Our Board of Directors annually approves the Company’s annual budget, which includes a discretionary bonus pool for granting awards under the Annual Bonus Plan. The extent to which the bonus pool is funded is based on the Company’s achievement of certain adjusted EBITDA goals during the plan year, and bonuses are granted from the bonus pool to eligible employees based on each employee’s role, seniority, and annual cash bonus target.

For 2020, the financial goals related generally to the achievement of adjusted EBITDA goals, with the target EBITDA goal being $82.4 million. Disclosure of how adjusted EBITDA is calculated from our audited financial statements is provided in the section of the Annual Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Components of our Results of Operations – Adjusted EBITDA.”

Mr. Weiler and Ms. Wilson’s 2020 annual cash bonus targets, expressed as a percentage of base salary, were 75% and 60%, respectively. Based on the Company’s performance during 2020 it was determined that no bonuses were to be paid to Mr. Weiler or Ms. Wilson for 2020 under the Annual Bonus Plan, as noted in the “2020 Summary Compensation Table” above.

Sales Commission Plan

Ms. Jones is eligible to earn sales commissions pursuant to the 2019 Commission Plan (together with the addendums thereunder). Under the 2019 Commission Plan, Ms. Jones is eligible to earn an annual irrevocable draw of $150,000, payable in equal monthly installments as well as additional monthly commission that is based on invoiced revenue multiplied by specified commission rates, payable in arrears to the extent that they exceed her monthly draw. Ms. Jones’s annual irrevocable draw has not been reduced during the COVID-19 pandemic, but on April 23, 2020, Ms. Jones agreed to forego $113,192 in monthly commission payments.

Equity Compensation

We have granted equity awards pursuant to the KLDiscovery Inc. 2019 Incentive Award Plan (the “2019 Plan”) to our eligible employees, including our NEOs, and we have historically offered stock options and RSUs as the long-term incentive component of our compensation program. The Company’s stock options generally allow employees, including our NEOs, to purchase shares of our common stock at a price equal to the fair market value of our Common Stock on the date of grant, as determined by the Board of Directors. The Company’s RSUs represent a contractual right to receive one share of our Common Stock for each RSU upon the settlement date, subject to certain vesting conditions.

Generally, stock options and RSUs granted under the 2019 Plan have vesting schedules that are designed to encourage continued employment. Stock options granted to our NEOs generally vest over a three-year period, subject to continued employment and generally expire ten years from the date of grant. In the event of a change in control of the Company (a “Change in Control”), the option tranche that was scheduled on the applicable vesting date immediately following the Change in Control will immediately vest and the remainder of the option will vest in each of the subsequent anniversaries of the Change in Control. We refer to this option vesting schedule herein as the “Standard Option Vesting Schedule”.

RSUs granted to our NEOs generally vest according to the following vesting schedule (subject to continued employment), which we refer to herein as the “Standard RSU Vesting Schedule”.

•

If a Change in Control occurs prior to the listing of our Common Stock on a nationally recognized stock exchange (an “IPO”), a portion of the RSUs will vest upon the Change in Control and the remainder will vest in up to three annual installments thereafter unless the Change in Control occurs after the third anniversary of a specified vesting commencement date, in which case the RSUs will become fully vested upon the Change in Control; and

•

If an IPO occurs before a Change in Control, a portion of the RSUs will vest upon the IPO (unless the IPO occurs before the first anniversary of a specified vesting commencement date), with the remainder vesting in three annual installments on the first three anniversaries of the specified vesting commencement date, and with additional accelerated vesting upon a subsequent Change in Control of the excess, if any, of 50% of the total number of RSUs over the amount of RSUs then vested.

From time to time, our Board of Directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees.

In 2019, Mr. Weiler received an award of 121,110 stock options, but on August 6, 2020, he voluntarily forfeited all 121,110 stock options. In 2020 Mr. Weiler received an award of 40,000 RSUs, but on April 23, 2020, he voluntarily forfeited all 40,000 RSUs.

In 2019 and 2020, Ms. Wilson received awards of 302,770 and 5,015 stock options, respectively. In addition, in 2020, Ms. Wilson received an award of 126,656 RSUs. On April 23, 2020, Ms. Wilson voluntarily forfeited 6,667 RSUs. The outstanding stock options and RSUs vest based on the Company’s Standard Option Vesting Schedule and Standard RSU Vesting Schedule described above.

In 2019 and 2020, Ms. Jones received awards of 90,830 and 29,913 stock options respectively. In addition, in 2020, Ms. Jones received an award of 49,878 RSUs. On April 23, 2020, Ms. Jones voluntarily forfeited 6,667 RSU’s, and on May 5, 2020, Ms. Jones voluntarily forfeited 6,000 stock options and 3,000 RSUs. The outstanding stock options and RSUs vest based on the Company’s Standard Option Vesting Schedule and Standard RSU Vesting Schedule described above.

During 2020, Mr. Weiler, Ms. Wilson and Ms. Jones all agreed to voluntarily forfeit equity awards in order to facilitate the grant of equity awards to other key employees.

Executive Employment and Severance Arrangements

The Company has entered into employment and severance arrangements with each of the NEOs. The material terms and conditions of these arrangements are described below.

Christopher J. Weiler

Mr. Weiler is party to an employment agreement, dated September 30, 2011, and which has been subsequently amended, pursuant to which he serves as the Chief Executive Officer of the Company. The current term of the employment agreement will expire on September 30, 2023, subject to automatic one-year renewals unless either party gives written notice of non-renewal at least ninety days prior to the then-scheduled expiration of the term. Pursuant to his employment agreement, Mr. Weiler is entitled to an annual base salary, and is eligible to participate in an incentive program established by the Board under which Mr. Weiler may earn a bonus based on achievement of performance metrics as determined by the Board.

Mr. Weiler has also agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for one year following termination of his employment.

In the event that Mr. Weiler’s employment is terminated either by the Company without cause (as defined in his employment agreement) or by Mr. Weiler for good reason (as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Weiler would be entitled to receive (i) an amount in cash equal to the sum of (A) his base salary and (B) a pro-rated bonus for the year in which his termination occurs and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months. In the event that Mr. Weiler’s employment is terminated either by the Company without cause or by Mr. Weiler for good reason, in either case, within three months prior to or twelve months following a change in control, then in lieu of the severance benefits described above, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Weiler would be entitled to receive (i) an amount in cash equal to 1.5 times the sum of (A) his base salary plus (B) his target annual bonus for the year of termination, (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 18 months and (iii) accelerated vesting of all unvested equity or equity-based awards held by him that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Dawn M. Wilson and Krystina L. Jones

The Company entered into an offer letter agreement with Ms. Wilson pursuant to which she serves as the Chief Financial Officer of the Company. Pursuant to her offer letter, Ms. Wilson is entitled to an annual base salary and is eligible to earn a discretionary bonus currently targeted at 60% of her annual base salary based on the achievement of key performance objectives and company performance.

Ms. Jones is party to an offer letter agreement pursuant to which Ms. Jones has been employed by the Company. Pursuant to her offer letter, Ms. Jones is entitled to an annual base salary, an irrevocable draw of $150,000, and is eligible to receive monthly commissions under the Company’s current commission plan.

The Company has entered into restrictive covenant agreements with each of Mses. Wilson and Jones pursuant to which they agree to refrain from disclosing our confidential information during or at any time following their employment with us and from competing with us or soliciting our employees or customers during their employment and for one year following termination of their employment.

The Company also entered into executive severance agreements with each of Mses. Wilson and Jones. Under these severance agreements, which became effective on June 17, 2020, in the event that Ms. Wilson or Ms. Jones’s employment is terminated by the Company without cause (as defined in the severance agreements) or by Ms. Wilson or Ms. Jones for good reason (as defined in the severance agreements), subject to her execution and non-revocation of a general release of claims, Ms. Wilson or Ms. Jones, as applicable, would be entitled to receive (i) an amount in cash equal to the sum of (A) 50% of her base salary (without regard to the base salary reductions described above under the heading “—Base Salaries”), (B) a pro-rated bonus for the year in which her termination occurs, and (C) for Ms. Jones, an amount equal to six months of her average monthly sales commissions over the prior three year period and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 6 months. In the event that Ms. Wilson’s or Ms. Jones’s employment is terminated either by the Company without cause or by Ms. Wilson or Ms. Jones, as applicable, for good reason, in either case, within three months prior to or twelve months following a change in control, then in lieu of the severance benefits described above, subject to her execution and non-revocation of a general release of claims and continued compliance with her restrictive covenant obligations, as described above, Ms. Wilson or Ms. Jones, as applicable, would be entitled to receive (i) an amount in cash equal to the sum of (A) her base salary plus (B) her target annual bonus for the year of termination and (C) for Ms. Jones, an amount equal to twelve months of her average monthly sales commissions over the prior three year period, (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months and (iii) accelerated vesting of all unvested equity or equity-based awards held by her that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Other Elements of Compensation

Retirement, Health, Welfare and Additional Benefits

Our NEOs are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits and life insurance, to the same extent as other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan in which our NEOs may participate, subject to limits imposed by the Internal Revenue Code of 1986, as amended, to the same extent as all of our other full-time employees. The plan allows us to make discretionary employer matching contributions equal to 100% of the first 3% and 50% of the next 2% of a participant’s deferral. We did not make employer matching contributions in 2020. Matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. We do not provide our NEOs with perquisites or other personal benefits, other than the retirement and health and welfare benefits that apply uniformly to all of our eligible employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY

TRANSACTIONS

Policies and Procedures for Related Party Transactions

Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the Audit Committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our Common Stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 5% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Person Transactions

In August 2018, we issued 5,570,000 shares of Class B common stock to the Founder for $25,000 in cash, at a purchase price of approximately $0.004 per share, in connection with our organization (the “founder shares”). The Founder transferred 50,000 founder shares to each independent director in December 2018 and transferred 100,000 founder shares to Pivotal’s chief financial officer in December 2018, in each case at the same per-share purchase price paid by the Founder.

The founder shares were designated as Class B common stock and were automatically converted into shares of our single class of Common Stock on the first business day following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Notwithstanding the foregoing, this provision was not triggered in connection with the Business Combination.

The Founder and our officers and directors purchased an aggregate of 6,350,000 private warrants (for a total purchase price of $6,350,000) from us on a private placement basis simultaneously with the consummation of our initial public offering (“IPO”) (the “Private Warrants”). The Private Warrants are identical to the 23,000,000 warrants exercisable for Common Stock included in the units issued in our IPO (the “Public Warrants”) except that the Private Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for our IPO, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units sold in our IPO. The initial purchasers of the Private Warrants agreed not to transfer, assign or sell any of the Private Warrants, including the Common Stock issuable upon exercise of the Private Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination. In connection with the Business Combination, the Founder forfeited 1,764,719 Private Warrants.

Other than as described above, no compensation of any kind was paid by us to our Founder, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Pivotal Spac Funding LLC, a managing member of the Founder, agreed in connection with our IPO, pursuant to the Forward Purchase Contract, to purchase, in a private placement to occur concurrently with the consummation of our initial business combination, and under certain conditions, up to $150,000,000 of our securities.

Securities Purchase Agreement

On December 16, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Ontario Teachers’ Pension Plan, another large global financial institution and affiliates of MGG, an affiliate of Kevin Griffin (the “Purchasers”). Pursuant to the Purchase Agreement, on the Closing Date, we sold to the Purchasers an aggregate of $200 million convertible debentures in a private placement (the “Debentures”). The Debentures have a term of five years and will be repayable at any time prior to maturity without any prepayment penalty. However, in the event we elect to pre-pay the Debentures, the holders will have a right to purchase Common Stock from us in an amount commensurate in value to the pre-payment at a price of $18 per share, subject to adjustment (the “conversion price”). Additionally, the holders will have the option to convert the Debentures into shares of our Common Stock at the conversion price at any time. The Debentures will mature on December 19, 2024 unless earlier converted, redeemed or repurchased. The Debentures bear interest at an annual rate of 4.00% in cash and 4.00% in kind, payable quarterly on the last business day of March, June, September and December. In addition, on each anniversary of the Closing Date, we will add to the principal amount (subject to reduction for any principal amount repaid) of the Debentures an amount equal to 3.00% of the original aggregate principal amount of the Debentures outstanding (the “Additional Payment”). The Additional Payment will accrue from the last payment date for the Additional Payment (or the Closing Date if no prior payment has been made), and will also be payable at maturity, upon conversion and upon an optional redemption. In connection with the issuance of the Debentures, certain of the Purchasers also purchased from us on the Closing Date an aggregate of 2,097,974 shares of our Common Stock and 1,764,719 warrants sold to the Debenture holders in a private placement that closed simultaneously with the consummation of the Business Combination (“Debenture Holder Warrants”) for the aggregate price of approximately $1.77 million. As of December 31, 2020, $107.3 million, including payment in kind interest, of our Debentures are held by affiliates of MGG. For the years ended December 31, 2020 and December 31, 2019, we recognized $12.1 million and $0.4 million in interest expense, respectively, related to the amounts held by affiliates of MGG.

Stockholders’ Agreement

In connection with the closing of the Business Combination, we entered into a Stockholders’ Agreement (as amended on March 25, 2020 and further amended on February 2, 2021) pursuant to which (i) the holders of a majority of the shares of our Common Stock held by such TCG affiliates and RG have the right to designate up to six directors (or such other number as permitted pursuant to the terms of the Stockholders’ Agreement) for election to our board of directors for so long as such TCG affiliates and RG maintain collective ownership of a certain percentage interest in the Company and (ii) the Board of Directors increased to include ten members.

Founder Lockup Agreement

On the Closing Date, in connection with the consummation of the Business Combination, 550,000 shares of our Common Stock held by the Founder became subject to an additional lockup that will be released only if the last reported sale price of the Common Stock equals or exceeds $15.00 for a period of 20 consecutive trading days during the five-year period following the Closing Date. If the last reported sale price of our Common Stock does not equal or exceed $15.00 within five years from the Closing Date, such shares will be forfeited to us for no consideration.

Registration Rights Agreement

In connection with the consummation of the Business Combination, we entered into a Registration Rights Agreement with the pre-Business Combination stockholders (the “LD Topco Stockholders”) of LD Topco Inc. (“LD Topco”), the Founder, and the other holders of our Class B common stock that were issued prior to our IPO (which were converted upon consummation of the Business Combination into our single class of Common Stock on a one-for-one basis). Pursuant to the Registration Rights Agreement, LD Topco’s Stockholders, the Founder and the other holders of founder shares were granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of 1933, as amended (the “Securities Act”), of our securities held by such holders, subject to certain conditions set forth therein.

Indemnification of Directors and Officers

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, together with our amended and restated bylaws, provide that we will jointly and severally indemnify each indemnitee to the fullest extent permitted by the Delaware general corporation law from and against all loss and liability suffered and expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with any threatened, pending or completed action, suit or proceeding that arises by reason of their status or service as executive officers or directors. Additionally, we agree to provide an advance to the indemnitee of all out-of-pocket costs of any type incurred in connection therewith.

Transactions with portfolio companies of funds affiliated with TCG

From time to time, we may make sales to and purchases from companies that are affiliated with TCG. Such transactions have been entered into in the ordinary course of business and are not considered material.

AUDIT COMMITTEE REPORT

In accordance with a written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting processes and its internal audit function. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and for assessing the effectiveness of the Company's internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing reports thereon.

In this context, the Audit Committee has met and held discussions with management, the independent auditors and internal audit, as well as legal counsel. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors those matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors' independence from the Company and its management.

The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the Company for the fiscal year ended December 31, 2020 in the Company's Annual Report, filed with the SEC on March 18, 2021. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of EY as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021, and the Board of Directors accepted its recommendation.

Members of the Audit Committee
Lawrence Prior III (Chair) Kevin Griffin Evan Morgan Lauren Tanenbaum Arjun Shah

The foregoing report is not "soliciting material," shall not be deemed "filed" and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 19, 2021 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock (based on our review of filings with the SEC);
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.

Unless otherwise noted, the amount of beneficial ownership for each individual or entity includes (i) shares of Common Stock issuable upon exercise of the Warrants, (ii) shares of Common Stock issuable upon conversion of the Debentures, as the Debentures are convertible by the holders thereof at any time at a price of $18 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions), and (iii) shares of Common Stock that may be issuable to certain of our stockholders if the reported closing sale price of our Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination (the “Contingent Shares”), as such conditions may occur within 60 days. The number of shares and percentages of beneficial ownership set forth below are based on 42,550,148 shares of our Common Stock issued and outstanding as of April 19, 2021, which does not include any shares issuable upon exercise of Warrants or conversion of Debentures or any Contingent Shares. To our knowledge, except as noted below, no person or entity is the beneficial owner of more than 5% of the voting power of the Company's voting securities.

Beneficial ownership is determined under SEC rules and regulations and generally includes voting or investment power over securities. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Directors and Executive Officers (1)
Jonathan J. Ledecky (2)(4)	9,677,628	20.5%
Kevin Griffin (2)(3)(4)	15,887,065	29.9%
Evan Morgan (5)	61,967	*
Richard J. Williams (6)	1,607,823	3.8%
Donna Morea (7)	77,545	*
Christopher J. Weiler (8)	1,588,803	3.7%
Dawn Wilson (9)	102,595	*
Krystina Jones (10)	173,221	*
Lawrence Prior III	16,667	*
Ian Fujiyama	—	—
Lauren Tanenbaum	—	—
Arjun Shah	—	—
All executive officers and directors as a group (12 individuals)	29,193,314	50.2%
Five Percent Holders
Pivotal Acquisition Holdings LLC (2)	9,655,889	20.5%
The Carlyle Group Inc. (11)	21,250,970	48.5%
OTPP (12)	7,416,079	15.3%
MGG (13)	5,805,556	12.1%
Revolution (14)	4,098,642	9.6%
Linden Capital L.P. (15)	3,164,907	6.9%

*     Denotes less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o KLDiscovery Inc., 8201 Greensboro Dr., Suite 300, McLean, Virginia 22102.
(2)

Represents shares held by the Founder, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal Spac Funding LLC, an affiliate of Mr. Griffin, is a managing member. Includes 4,585,281 shares of Common Stock that may be acquired upon the exercise of Private Warrants held by the Founder. The business address of the Founder is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

(3)

Includes (i) 250,000 shares of Common Stock held of record and (ii) 5,959,437 shares of Common Stock that may be acquired upon conversion of Debentures held by investment funds affiliated with MGG, which are controlled by Mr. Griffin, the Chief Executive Officer of MGG, and Gregory Racz, the President and Chief Legal Officer of MGG. Each of Mr. Griffin and Mr. Racz disclaims beneficial ownership of the securities held by the investment funds affiliated with MGG.

(4)	Includes 21,739 restricted stock units awarded to each of Messrs. Ledecky and Griffin that will vest within 60 days of the Record Date.
(5)

Includes (i) 4,984 shares of Common Stock held by Conifer Partners, (ii) 315 Contingent Shares that may be issuable to Conifer Partners, (iii) 32,852 shares of Common Stock held by Radcliff Principal Holdings LLC and (iv) 2,077 Contingent Shares that may be issuable to Radcliff Principal Holdings LLC. Mr. Morgan has, or, in the case of the Contingent Shares, will have, voting and dispositive control over such shares of Common Stock and Contingent Shares. Also includes 21,739 restricted stock units awarded to Mr. Morgan that will vest within 60 days of the Record Date.

(6)

Includes (i) 1,512,223 shares of Common Stock held by WestView and (ii) 95,600 Contingent Shares that may be issuable to WestView. Mr. Williams is a co-managing partner of this entity and has, or, in the case of the Contingent Shares, will have, voting and dispositive control over such shares of Common Stock and Contingent Shares.

(7)

Includes 52,488 shares of Common Stock held by Ms. Morea, 3,318 Contingent Shares that may be issuable to Ms. Morea and 21,739 restricted stock units awarded to Ms. Morea that will vest within 60 days of the Record Date.

(8)	Includes 1,455,090 shares of Common Stock held by Mr. Weiler and 133,713 Contingent Shares that may be issuable to Mr. Weiler.
(9)	Includes 102,595 vested options that may be issuable to Ms. Wilson.
(10)	Includes 126,949 shares of Common Stock held by Ms. Jones, 8,025 Contingent Shares that may be issuable to Ms. Jones and 38,247 vested options that may be issuable to Ms. Jones.
(11)

Includes (i) 18,261,123 shares of Common Stock held of record by CEOF II DE I AIV, L.P., (ii) 1,154,439 Contingent Shares that may be issuable to CEOF II DE I AIV, L.P., (iii) 1,658,789 shares of Common Stock held of record by CEOF II Coinvestment (DE), L.P., (iv) 104,866 Contingent Shares that may be issuable to CEOF II Coinvestment (DE), L.P., (v) 76,892 shares of Common Stock held of record by CEOF II Coinvestment B (DE), L.P. (together with CEOF II DE I AIV, L.P. and CEOF II Coinvestment (DE), L.P., the “CEOF Funds”) and (vi) 4,861 Contingent Shares that may be issuable to CEOF II Coinvestment B (DE), L.P. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group Inc., which is a publicly traded entity listed on NASDAQ. The Carlyle Group Inc. is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the sole member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole member of CEOF II DE GP AIV, L.L.C., which is the general partner CEOF II DE AIV GP, L.P., which is the general partner of each of the CEOF Funds. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by, or that may be issuable to, the CEOF Funds. The address of each of the persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(12)

According to a Schedule 13D filed with the SEC on December 30, 2019, includes (i)1,478,379 shares of Common Stock held of record directly by 1397225 Ontario Limited (“1397225”), a wholly owned subsidiary of Ontario Teachers’ Pension Plan Board (“OTPP” and, together with 1397225, the “OTPP Entities”), (ii) 1,411,775 shares of Common Stock that may be acquired upon the exercise of Debenture Holder Warrants held directly by 1397225 and (iii) 4,525,925 shares of Common Stock that may be acquired upon conversion of Debentures held directly by 1397225. The President and Chief Executive Officer of OTPP has delegated to each of Mr. Christopher Witkowski and Mr. Michael Merkoulovitch the authority to implement disposition decisions with respect to the shares of Common Stock that are held by or may be acquired by 1397225; however, approval of such decisions is made by senior personnel within the capital markets group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Witkowski and Merkoulovitch expressly disclaims beneficial ownership of the shares of Common Stock that are held by or may be acquired by 1397225. The business address of the OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(13)

According to a Schedule 13D filed by the SEC on December 23, 2019, includes (i) 250,000 shares of Common Stock and (ii) 5,555,556 shares of Common Stock that may be acquired upon conversion of Debentures held of record by certain investment funds and/or accounts (collectively the “MGG”) Funds). MGG Investment Group LP (“MGG”) is the investment advisor to the MGG Funds. Mr. Griffin is the Chief Executive Officer of MGG, and Mr. Racz is the President and Chief Legal Officer of MGG. Mr. Griffin and Mr. Racz each disclaim beneficial ownership of the securities held by the MGG Funds. The business address of the MGG Funds is One Penn Plaza, New York, New York 10119.

(14)

According to a Schedule 13G filed with the SEC on February 3, 2020, includes 4,098,642 shares of Common Stock held of record by Revolution Growth III, LP and does not include 259,110 Contingent Shares that may be issuable to Revolution Growth III, LP. Steven J. Murray is the operating manager of Revolution Growth UGP III, LLC, the general partner of Revolution Growth GP III, LP, which is the general partner of Revolution Growth III, LP. Revolution Growth UGP III, LLC, Revolution Growth GP III, LP and Mr. Murray may be deemed to have voting and dispositive power with respect to these shares of Common Stock and Contingent Shares. The business address of these accounts is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

(15)

According to a Schedule 13G filed with the SEC on February 4, 2021, includes (i) 2,823,924 shares of Common Stock that may be acquired upon the exercise of Public Warrants held of record by Linden Capital L.P. (“Linden Capital”) and (ii) 340,983 shares of Common Stock that may be acquired upon the exercise of Public Warrants held of record by separately managed accounts (collectively, the “Managed Accounts”). Linden GP LLC (“Linden GP”) is the general partner of Linden Capital. Linden Advisers LP (“Linden Advisors”) is the investment manager of Linden Capital and trading advisor or investment advisors of the Managed Accounts. Siu Min Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP. In such capacities, Linden GP may be deemed to beneficially own the shars held of record by Linden Capital, and each of Linden Advisors and Mr. Wong may be deemed to beneficially own the shares held of record of each of Linden Capital and the Managed Accounts. The business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons, if any, owning more than 10% of a class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity and equity-derivative securities. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with on a timely basis during fiscal 2020.

INTEREST OF CERTAIN PERSONS IN
MATTERS TO BE ACTED ON

No director or executive officer of KLDiscovery who has served in such capacity since January 1, 2020, or any associate of any such director or officer, to the knowledge of the executive officers of KLDiscovery, has any material interest, direct or indirect, through security holdings or otherwise, in any matter proposed to be acted on at the Annual Meeting, which is not shared by all other stockholders or as is otherwise described in this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

SHARING AN ADDRESS

The SEC's rules permit the Company to deliver a single set of Annual Meeting materials to one address shared by two or more of the Company's stockholders. The Company has delivered only one Notice or Proxy Statement and Annual Report (where paper copies were previously requested) to multiple stockholders who share an address, unless the Company received contrary instructions from the affected stockholders prior to the mailing date. The Company will promptly deliver, upon written or oral request, a separate copy of the Notice or separate paper copies of all Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or the Proxy Statement or Annual Report (where paper copies were previously requested), contact KLDiscovery Inc., 8201 Greensboro Dr., Suite 300, McLean, Virginia 22102, Attention: Richard Simonelli, Investor Relations, email us at Richard.simonelli@kldiscovery.com or call us at (202)-450-9516.

Stockholders sharing an address can request delivery of a single copy of the Annual Meeting materials, if they are currently receiving multiple copies of the Annual Meeting materials, by writing to KLDiscovery Inc., 8201 Greensboro Dr., Suite 300, McLean, Virginia 22102, Attention: Richard Simonelli, Investor Relations, emailing us at Richard.simonelli@kldiscovery.com or calling us at (202)-450-9516.

PROPOSALS BY OUR STOCKHOLDERS

Stockholder proposals intended for inclusion in next year's proxy statement under Rule 14a-8 of the Exchange Act should be sent to our principal executive offices and must be received not less than 120 calendar days prior to April 29, 2022. Accordingly, stockholder proposals must be received no later than December 30, 2021. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in the Proxy Statement.

Additionally, our Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our corporate secretary of this proposal in writing not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. Accordingly, for our 2022 annual meeting of stockholders, any notification must be made no earlier than February 15, 2022 and no later than March 17, 2022. If the date of the meeting is more than 30 days before or after such anniversary date, then notice must be received not later than the 90 days prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters.

Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company's Annual Report, by written request addressed to KLDiscovery Inc., 8201 Greensboro Dr., Suite 300, McLean, Virginia 22102, Attention: Investor Relations Department. The Annual Report is not soliciting material and is not incorporated into this document by reference.

In order to obtain any documents you request from the Company in time for the Annual Meeting, you must request the documents from the Company by Tuesday, June 1, 2021, which is ten business days prior to the date of the Annual Meeting.

You should rely only on the information contained in this document to vote your shares of Common Stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated as of April 29, 2021. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/KLDI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. KLDISCOVERY INC. ATTN: CHRISTOPHER WEILER 8201 GREENSBORO DR., SUITE 300 MCLEAN, VA 22102 D53102-P54685 to vote, mark blocks below in blue or black ink as follows: This proxy card is valid only when signed and dated. Keep this portion for your records detach and return this portion only For All Withhold All For All Except KLDISCOVERY INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: ! ! ! 1. A proposal to elect three Class B directors to serve until the 2024 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Nominees: 01) Donna Morea 02) Evan Morgan 03) Lauren Tanenbaum For Against Abstain ! ! ! 2. A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of KLDiscovery Inc. for the fiscal year ending December 31, 2021. NOTE: If any other matters properly come before the 2021 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of KLDiscovery Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2021 Annual Meeting of Stockholders. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [please sign within box] date signature (Joint owners) date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com  D53103-P54685  KLDISCOVERY INC.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS  ANNUAL MEETING OF STOCKHOLDERS  JUNE 15, 2021  The undersigned hereby appoints Donna Morea and Christopher Weiler, and either of them, as proxies, with full power of  substitution, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares  of Common Stock of KLDiscovery Inc. that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders of  KLDiscovery Inc., a virtual meeting conducted via live audio webcast on Tuesday, June 15, 2021, at 10:30 a.m., Eastern Time,  and at any adjournment or postponement thereof.  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE  OTHERWISE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL  2. ANY ADDITIONAL BUSINESS AS MAY PROPERLY COME BEFORE THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR  ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE  PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING  AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.  Continued and to be signed on reverse side